CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 28, 2026, relating to the financial statements and financial highlights of Zacks All-Cap Core Fund and Zacks Small-Cap Core Fund, each a series of Zacks Trust, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Financial Statements”, “Exhibit A”, and “Exhibit B” in the Combined Information Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 8, 2026